Exhibit 99.1

Entercom Communications Corp. Announces Definitive Agreement

to Acquire Lincoln Financial Media from Lincoln Financial Group for $105 Million

Acquisition Adds 15 Radio Stations in Four Major Markets

(Bala Cynwyd, Pa. December 8, 2014) Entercom Communications Corp. (“Entercom” or the “Company”) (NYSE: ETM) announced today that it has entered into a definitive agreement to acquire Lincoln Financial Media (“LFM”) from Lincoln Financial Group (“Lincoln”) (NYSE: LNC) for $105 million plus working capital. The transaction is subject to FCC and other customary regulatory approvals and closing conditions. The Company expects that the deal will close in the second quarter of 2015.

The agreement includes fifteen radio stations in the Atlanta, Denver, Miami and San Diego markets, and it will expand Entercom’s station portfolio to more than 130 stations in 26 markets.

Commenting on the agreement, Entercom President and CEO David J. Field stated: “We are excited to announce the acquisition of Lincoln Financial Media and welcome the addition of their outstanding brands and talented broadcasters to Entercom. LFM is a great organization that has done an excellent job serving its listeners, customers and communities over many years and we look forward to building on that tradition. LFM is a perfect fit for us as it bolsters our position in Denver and expands our footprint into Atlanta, Miami and San Diego with terrific brands that have significant growth potential. Furthermore, it fulfills our disciplined acquisition criteria as it enhances our company’s competitive position and growth and should be accretive to shareholders in 2015 while having a minimal impact on leverage.”

“We are pleased to reach an agreement with Entercom Communications to sell Lincoln Financial Media,” added Dennis R. Glass, president and CEO of Lincoln Financial Group. “Not only will this transaction allow Lincoln Financial Media to align itself with a well-respected media organization, but it also enables Lincoln Financial Group to focus on its strategy to grow its core lines of business.”

The transaction is structured as an acquisition of the stock of LFM with a tax election that allows Entercom to receive a step-up in the tax basis of the station tangible and intangible assets providing additional future tax shields and enhancing future free cash flow.

The $105 million purchase price will be paid in the form of $77.5 million in cash and $27.5 million in new perpetual cumulative convertible preferred stock that will be issued to Lincoln. Entercom expects to finance the cash portion of the purchase price through a combination of its existing $50 million revolver, cash on hand, and through other financing sources, if necessary.

The convertible preferred stock will not count as debt under the Company’s debt agreements. With the use of convertible preferred stock and adjustments for pro forma cost savings reasonably expected, the transaction will have minimal impact on the Company’s leverage as defined under its credit agreement.

Entercom anticipates that it will begin operating the LFM stations under a time brokerage agreement which is expected to commence in late January following the usual Justice Department regulatory review. In order to comply with the FCC’s station ownership limitations, the Company plans to divest one FM station in the Denver market.

Complete List of Stations to Be Acquired

Lincoln Financial Media Radio Stations to be acquired by Entercom
Market	Stations	Format
Atlanta	WSTR-FM WQXI-AM	Hot Adult Contemporary Sports

Denver	KEPN-AM KYGO-FM KKFN-FM KQKS-FM KRWZ-AM Translator	Sports Country Sports Rhythmic CHR Oldies Comedy

Miami	WAXY-AM/FM WLYF-FM WMXJ-FM	Sports Adult Contemporary Classic Hits

San Diego	KBZT-FM KSON-FM/KSOQ-FM KIFM-FM	Alternative Country Adult Contemporary

About Entercom

Entercom Communications Corp. (NYSE: ETM), led by President and CEO David Field, is one of the largest radio broadcasting companies in the United States, with a nationwide portfolio of over 100 stations in 23 markets, including San Francisco, Boston, Seattle, Denver, Portland, Sacramento and Kansas City.

Known for developing unique and highly successful locally programmed stations, Entercom is home to some of radio’s most distinguished brands and compelling personalities. The company also is the radio broadcast partner of the Boston Red Sox, Buffalo Bills, Buffalo Sabres, Kansas City Royals, Memphis Grizzlies, New Orleans Saints, New Orleans Pelicans, Oakland Athletics, Oakland Raiders and San Jose Sharks.

Entercom focuses on creating effective multi-platform marketing solutions for its customers, incorporating the company’s audio, digital and experiential assets. Additionally, the company has a long-standing commitment to responsible corporate citizenship and environmental stewardship. Entercom stations play a vital, hands-on role in improving their communities, providing over $100 million in annual support for local charitable organizations.

The company’s radio stations have received numerous awards, including multiple Edward R. Murrow Awards for excellence in broadcast journalism, as well as the National Association of Broadcasters (NAB) Marconi Award for excellence in radio broadcasting. In 2012, Entercom was named by Information Week as one of the Top 500 Technology Innovators in the United States.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower Americans to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $215 billion in assets under management as of September 30, 2014. Learn more at: www.LincolnFinancial.com. Find us on Facebook, Twitter (@lincolnfingroup), LinkedIn and YouTube.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company’s filings on forms 8-K, 10-Q and 10-K with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting.

Contacts:

Entercom Communications Corp. Investor Contact: Steve Fisher (610) 660-5647 sfisher@entercom.com	Lincoln Financial Group Investor Contact: Chris Giovanni (484) 583-1793 christopher.giovanni@lfg.com

Media Contact: Greg Kaufman (415) 546-8503 gkaufman@entercom.com	Media Contact: Michael Arcaro (484) 583-1799 michael.arcaro@lfg.com